Exhibit 10.2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Intellectual Property License Agreement

This Intellectual Property License Agreement (this “Agreement”), effective as of the 17th day of April 2026 (the “Effective Date”), is by and between CitroTech Inc., a Wyoming corporation, Mighty Fire Breaker, LLC, an Ohio limited liability company, (individually and together “Licensor”) and HexiTech LLC, a Delaware limited liability company (“Licensee”) (collectively, the “Parties” or each individually, a “Party”).

WHEREAS, Licensor and Hexion Inc., a Delaware corporation are entering into that certain Limited Liability Company Agreement of Licensee dated as of even date herewith (as amended, modified, or supplemented, the “JV Agreement”), pursuant to which Licensee will conduct the JV Business; and

WHEREAS, to enable Licensee to conduct the JV Business, Licensor desires to grant to Licensee, and Licensee desires to receive from Licensor, certain licenses under the Licensor Technology (as defined below) in exchange for a Membership Interest (as defined below) in Licensee, as further described in the JV Agreement, and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined elsewhere in this Agreement have the following meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that, at any time during the License Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that for purposes of this Agreement, the term “Affiliate” does not: (a) when used with respect to Licensor, include Licensee; and (b) when used with respect to Licensee, include Licensor or Hexion Inc. or their respective Affiliates.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Dover, Delaware are authorized or required by Law to be closed for business.

“Change of Control” means an Ownership Change Event (as defined herein) or a series of related Ownership Change Events whereby the equity holders of either Hexion or CitroTech, as applicable, immediately before the transaction(s) do not retain, immediately after the transaction(s), direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of their outstanding equity, or the entity to which all or substantially all their assets were transferred. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the equity of one or more Persons that own the resulting party or transferee, as the case may be, either directly or through one or more Persons.

"Co-Branded Product" has the meaning set forth in Section 6.3.

"Competing Product" means any product or service that is, or could reasonably be expected to be, in competition with any product or service of the JV Business.

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"Confidential Information" means all non-public, confidential, or proprietary information and materials of a Party, whether in oral, written, electronic, or other form or media. Without limiting the foregoing, Confidential Information includes: (a) the terms and existence of this Agreement; and (b) with respect to Licensor, the Licensor Know-How and any unpublished patent applications included in the Licensor Patent Rights; and (c) with respect to Licensee, any Licensee Improvement or Licensee Development.

Confidential Information does not include information or materials that the receiving Party can demonstrate by documentation: (w) was or is independently developed by the receiving Party or its Affiliates without reference to or use of any Confidential Information of the disclosing Party; (x) was already known to the receiving Party or its Affiliates without restriction on use or disclosure prior to the disclosure of such information directly or indirectly by or on behalf of the disclosing Party; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the receiving Party or its Affiliates; or (z) was disclosed to the receiving Party or its Affiliates by a Third Party who was not, at the time of disclosure, under any obligation to the disclosing Party or any other Person to maintain the confidentiality of such information.

"Controlled" means, with respect to any Intellectual Property Rights, the possession, whether by ownership or license (other than a license granted to such Party under this Agreement), of the right to grant access to or a license under such Intellectual Property Rights on the terms and conditions set forth in this Agreement without requiring the consent of any Third Party or violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required under this Agreement to grant the other Party such access or license.

"Effective Date" has the meaning set forth in the preamble.

"Governmental Authority" means any federal, state, or local government, or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

"Indemnified Party" means a Licensor Indemnified Party or a Licensee Indemnified Party.

"Indemnifying Party" has the meaning set forth in Section 10.3.

"Infringement Action" has the meaning set forth in Section 6.2(b).

"Intellectual Property Rights" means all rights in Know-How, Patent Rights, Trademarks, copyrights, and all other intellectual property or related personal or proprietary rights now known or hereafter recognized in any jurisdiction.

"JV Agreement" has the meaning set forth in the recitals.

"JV Business" means the Business, as defined in the JV Agreement.

"JV Field" means all factory applications of the Licensor Technology and the Licensee Improvements, including curtain coating, spraying and factory dipping, and any future or new uses that may be applied in a factory.

“JV Product” means a product incorporating or embodying the Licensor Technology that is sold by Licensee or its permitted assignee.

"JV Territory" means worldwide.

"Know-How" means all know-how, technology, inventions, discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, testing and other protocols, settings, and procedures, and other confidential or proprietary technical, scientific, engineering, business, or financial information, and all documentation, materials, and other tangible embodiments of any of the foregoing, including papers, invention disclosures, laboratory notebooks, notes, drawings, flowcharts, diagrams, descriptions, manuals, and prototypes, in any form or medium.

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"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

"License Term" has the meaning set forth in Section 11.1.

“Licensee Developments” means any new inventions, discoveries, improvements, developments invented, created, conceived, developed, reduced to practice or otherwise made in connection with the JV Business in the JV Field that are not Licensee Improvements, regardless of inventorship.

"Licensee Improvement" means any improvements, enhancements, updates, derivatives, or modifications to the Licensor Technology invented, created, conceived, developed, reduced to practice or otherwise made in connection with the JV Business in the JV Field, regardless of inventorship.

"Licensee Indemnified Party" has the meaning set forth in Section 10.2.

"Licensor Corporate Mark" means the corporate name and logo of Licensor set forth on Schedule 2 and such other Trademarks as Licensor may designate in writing from time to time.

"Licensor Improvement" means any new Licensor Technology or improvement, development, enhancement, update, derivative, or modification to the Licensor Technology invented, created, conceived, developed, or otherwise made by Licensor or any of its Affiliates' employees, agents, or independent contractors during the License Term.

"Licensor Indemnified Party" has the meaning set forth in Section 10.1.

"Licensor Know-How" means all Know-How that is (a) Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the License Term; and (b) necessary or useful in the conduct of the JV Business in the JV Field.

"Licensor Patent Rights" means the Patent Rights that are (a) Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the License Term; and (b) necessary or useful in the conduct of the JV Business in the JV Field. The Licensor Patent Rights existing as of the Effective Date are set forth on Schedule 1; provided that Licensor shall update Schedule 1 from time to time to include any new Licensor Patent Rights that come to be Controlled by Licensor or any of its Affiliates during the License Term.

"Licensor Technology" means the Licensor Know-How and Licensor Patent Rights, including any Licensor Improvements.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, charges, disbursements, and the costs of enforcing any right to indemnification hereunder or pursuing any insurance providers.

"Membership Interest" has the meaning set forth in the JV Agreement.

“Net Sales” means the gross invoiced sales price of JV Products sold by the Company to third parties, less: (a) customary trade, quantity, and cash discounts; (b) credits or allowances for returns or defective goods; (c) freight, shipping, and insurance charges separately stated; (d) sales, use, value-added, and similar taxes separately stated; (e) customs duties, tariffs, import/export fees, and similar governmental charges; (f) commissions, distributor margins, and agent fees; (g) bad debt actually written off in accordance with Licensee’s standard accounting practices; (h) amounts paid for third-party intellectual property rights or technology licenses required for the manufacture or sale of JV Products; (i) intercompany transfers, except to the extent of resale to an unrelated third party (royalties payable only on the final third-party sale); and (j) samples, promotional units, or products provided free of charge, for which no royalty shall be due.

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“Ownership Change Event” means, with respect to Licensor, the occurrence of any of the following: (a) the direct or indirect sale or exchange in a single or series of related transactions of more than fifty percent (50%) of the voting equity of such entity; (b) a merger or consolidation; or (c) the sale, exchange, or transfer of all or substantially all of their assets.

"Patent Rights" means all rights and interests in issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Retained Field of Use” means all non-factory applications of the Licensor Technology, such as spot-purchasing and field spraying.

"Third Party" means a Person other than a Party or a Party's Affiliate.

"Trademarks" means all trademarks, service marks, brands, logos, trade dress, trade names, and other indicia of source or origin.

"Transaction Agreements" has the meaning set forth in the JV Agreement.

2. License.

2.1 License Grant. Subject to the terms and conditions of this Agreement and the JV Agreement, Licensor hereby grants to Licensee during the Term a royalty-free (except as provided below), exclusive (even as to Licensor), non-transferable (except as provided below), worldwide, irrevocable license to use the Licensor Technology in the JV Field in the conduct of the JV Business in the JV Territory, which includes the right, have made, use, offer for sale, sell, and import products subject to the Patent Rights.

2.2 Sublicensing. Licensee may not grant sublicenses of the licenses granted hereunder, provided that Licensee may grant sublicenses under the Licensor Technology solely to its Affiliates and to third-party contractors, subcontractors, manufacturers, distributors, service providers, and customers solely as necessary to have made, use, offer for sale, sell, resell, import or distribute products subject to the Patent Rights and to conduct the JV Business in the JV Field.

2.3 Licensor's Reserved Rights. Licensor reserves the right to all applications of the Licensor Technology in the Retained Field of Use.

2.4 Effect of Licensor Bankruptcy. All rights and licenses granted by Licensor under the Licensor Technology are and will be deemed to be rights and licenses to "intellectual property," and all documentation, materials, and other tangible embodiments made available to Licensee under Section 3 are and will be deemed to be an "embodiment" of "intellectual property", in each case, as such terms are used in and interpreted under section 365(n) of the United States Bankruptcy Code (the "Code") (11 U.S.C. § 365(n)). Licensee has all rights, elections, and protections under the Code and all other applicable bankruptcy, insolvency, and similar Laws with respect to this Agreement and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate becomes subject to any bankruptcy or similar proceeding: (a) subject to Licensee's rights of election under section 365(n), all rights, licenses, and privileges granted to Licensee under the Licensor Technology will continue subject to the respective terms and conditions hereof, and will not be affected, even by Licensor's rejection of this Agreement; and (b) Licensee will be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in Licensee's possession, must be promptly delivered to Licensee or its designee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

2.5 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right to any Intellectual Property Rights of such Party or its Affiliates.

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2.6 Exclusivity. During the License Term, Licensor shall not, and shall ensure that its Affiliates do not, directly or indirectly, develop or commercialize, or collaborate with, enable, or otherwise authorize, license, grant, or transfer any right to any Third Party to develop or commercialize, any Competing Product.

2.7Continuation of License; Royalty. If Licensor voluntarily exits the Licensee joint venture as contemplated by Section 9.06(b) of the JV Agreement, the licenses granted hereunder will survive such termination, and, Licensee shall have the right to continue exploiting the Licensor Technology in the JV Field on a perpetual and irrevocable basis, free of any operational restrictions tied to the existence of the JV Agreement, and CitroTech will receive a [***]% royalty (as may be adjusted pursuant to Section 9.06(c) of the JV Agreement) on Net Sales of products incorporating or embodying the Licensor Technology by Licensee or its permitted assignee (payable once all outstanding amounts owed by Licensor to Licensee or Hexion, Inc. have been paid) for the remaining life of the applicable Licensor Patent Rights. Net Sales shall be calculated in accordance with Licensee’s standard accounting principles, consistently applied.

3. Technology Transfer.

3.1 Transfer. Licensor shall notify Licensee of any Licensor Improvement as soon as practicable but no later than ten (10) days following the filing of any patent application by Licensor or any of its Affiliates claiming such Licensor Improvement or any of its Affiliates of an invention disclosure form covering such Licensor Improvement. Promptly after the Effective Date and thereafter during the License Term no less frequently than once per calendar year, Licensor shall deliver or otherwise make available to Licensee, in such form and media as Licensee may reasonably request, documentation, materials, or other information in Licensor's possession concerning Licensor Improvements and Licensor Know-How, including any improvement, development, enhancement, update, derivative, or modification to Licensor Technology or Licensor Know-How previously disclosed. Licensee will have the option, but not the obligation, to include any Licensor Improvement in the Licensor Technology licensed pursuant to this Agreement. If Licensee elects not to include any Licensor Improvement in the Licensor Technology such Licensor Improvement will not be licensed to Licensee or considered Licensor Technology for purposes of this Agreement. For the avoidance of doubt, (a) all Licensor Know-How disclosed to Licensee hereunder is Licensor's Confidential Information and subject to the confidentiality and non-disclosure obligations under Section 7; and (b) Licensee's use of any Licensor Improvement and any documentation, materials, or other information provided under this Section 3 that Licensee elects to include in the Licensor Technology is subject to the terms and conditions of this Agreement, including the scope of the license expressly granted under Section 2.1.

3.2 Technical Support. Upon Licensee's reasonable request during the License Term, Licensor shall make available one or more of its technical personnel to provide Licensee with technical assistance concerning the Licensor Know-How disclosed to Licensee under Section 3.1. Licensor shall provide such technical assistance during regular business hours at mutually agreed hourly rates, and Licensee shall reimburse Licensor for reasonable travel and other out-of-pocket expenses incurred by Licensor's technical personnel in providing such technical assistance.

4. Licensee Improvements and Licensee Developments.

4.1 Ownership of Licensee Improvements and Licensee Developments. (a) As between the Parties, Licensee will solely own all right, title, and interest in and to all Licensee Improvements developed solely by Licensee and the Licensee Developments. (b) To the extent any Licensee Improvement is jointly invented by personnel of Licensor and Licensee (or others), such Licensee Improvement shall be owned exclusively by Licensor, and Licensee shall assign all of its right, title, and interest therein to Licensor, which shall thereafter become part of the Licensor Technology. Licensee will have the option, but not the obligation, to include any Licensee Improvement under Section 4.1(b) in the Licensor Technology licensed pursuant to this Agreement. If Licensee elects not to include any Licensee Improvement under Section 4.1(b) in the Licensor Technology such Licensor Improvement will not be licensed to Licensee or considered Licensor Technology for purposes of this Agreement. Notwithstanding the foregoing, upon any bankruptcy, insolvency, or similar proceeding involving Licensor, Licensor shall assign, and hereby agrees to assign, to Licensee (or its designee) a co-exclusive ownership interest in such Licensee Improvements, including the right to enforce and sublicense such rights in the JV Field including the right to enforce such Licensee Improvements in the JV Field without the consent of Licensor.

4.2 Grant. Licensee hereby grants to Licensor during the Term a non-exclusive, non-transferable, worldwide license under any and all Licensee Improvements under Section 4.1(a) and Licensee Developments that would be useful in the Retained Field of Use solely for use in the Retained Field of Use, provided that such license will terminate if the Licensee’s license to the Licensor Technology becomes non-exclusive pursuant to the JV Agreement. Licensee shall notify Licensor of any Licensee Improvement or Licensee Developments that would be useful in the Retained Field of Use as soon as practicable but no later than ten (10) days following the filing of any patent application by Licensee or any of its Affiliates claiming such Licensee Improvement or Licensee Developments or any of its Affiliates of an invention disclosure form covering such Licensee Improvement or Licensee Developments.

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5. Acknowledgment of Consideration. The Parties acknowledge and agree that the license granted to Licensee under Section 2.1 constitutes Licensor's contribution to Licensee in consideration for an equity interest in Licensee, as further described in the JV Agreement.

6. Intellectual Property Matters.

6.1 Prosecution and Maintenance.

(a) Licensor has the first right, but not the obligation, to prepare, file, prosecute, and maintain all Licensor Patent Rights in the JV Territory at its expense. Licensor shall provide an annual forecast of anticipated patent prosecution and maintenance costs for Licensee review. Licensee shall reimburse Licensor for 50% of the reasonable documented, out-of-pocket expenses Licensor incurs during the License Term in connection with such patent prosecution activities in the JV Territory but only to the extent Licensee agrees that such Patent Rights are necessary or useful for the JV Business. Licensor shall not file, prosecute, maintain, or otherwise incur costs with respect to any Licensor Patent Rights in the JV Territory at Licensee’s expense without Licensee’s prior written approval of such jurisdiction and the associated budget. Licensor shall keep Licensee reasonably informed of all material developments concerning the prosecution and maintenance of Licensor Patent Rights in the JV Territory. For the avoidance of doubt, as between the Parties, Licensor has the sole right, in its discretion and at its expense, to prosecute and maintain any Patent Rights Controlled by Licensor or any of its Affiliates in the Retained Field of Use. Licensee may elect, on a jurisdiction-by-jurisdiction basis, not to participate in the costs of any Licensor Patent Rights, in which case Licensee shall have no payment obligation with respect to such jurisdiction, and Licensor may proceed at its own expense.

(b) If Licensor intends to cease prosecution or maintenance of any Licensor Patent Right in the JV Territory, Licensor shall notify Licensee reasonably in advance of (and, to the extent possible, no later than thirty (30) days before) any upcoming deadline in the relevant patent office with respect to such Licensor Patent Right. If Licensor elects not to file, prosecute, maintain, continue prosecution of, or enforce any Licensor Patent Right covering the JV Field in the JV Territory, including the filing of any continuation, divisional, continuation-in-part, substitute, or foreign counterpart application, Licensee may elect to assume responsibility for the prosecution and maintenance of such Licensor Patent Right in the JV Territory in Licensor's name, at Licensee's expense. Any Patent Right prosecuted or maintained by Licensee pursuant to this Section shall be assigned to Licensee

6.2 Enforcement of Licensor Technology.

(a) Notification. If either Party becomes aware of any known or suspected infringement or misappropriation by a Third Party of any Licensor Technology in the JV Territory, or any pending or threatened declaratory judgment, opposition, or similar action or proceeding alleging the invalidity, unenforceability, or non-infringement of any Licensor Patent Right in the JV Territory, such Party shall promptly notify the other Party and provide the other Party with all information available to it regarding such activity or allegation.

(b) Enforcement Rights. Licensor has the first right, but no obligation, to initiate and control any legal proceeding or take other appropriate action against any infringement or misappropriation of, or to defend against any challenge to, any Licensor Technology in the JV Territory (each, an "Infringement Action") at its expense. If Licensor does not initiate an Infringement Action within thirty (30) days after the notice provided pursuant to Section 6.2(a), or at any time after initiating any Infringement Action desires to discontinue it, Licensee may bring an Infringement Action at its own expense. For the avoidance of doubt, Licensor has the sole right, in its discretion and at its expense, to enforce or defend all Patent Rights and Know-How Controlled by Licensor or any of its Affiliates in the Retained Field of Use.

(c) Cooperation. At the request and expense of the Party controlling an Infringement Action, the other Party shall provide reasonable assistance and cooperation in connection therewith, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such Infringement Action if required under applicable Law for such Infringement Action to proceed.

(d) Settlement. The Party controlling any Infringement Action may enter into a settlement, consent judgment, or other voluntary final disposition thereof without the other Party's consent; provided, however, that such settlement or other disposition does not require any payment or other liability or admission by the other Party and could not otherwise reasonably be expected to adversely affect the other Party, any of the rights granted hereunder, or the scope or enforceability of the Licensor Technology. Licensor shall not settle any Infringement Action in a manner that: (i) restricts Licensee’s activities in the JV Territory; (ii) grants rights to a third party that conflict with or dilute Licensee’s exclusivity; (iii) imposes pricing, field, or customer limitations on Licensee; or (iv) adversely affects the validity, enforceability, or scope of the licensed rights in the JV Territory. Any other settlement, consent judgment, or voluntary final disposition of any Infringement Action requires the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned, or delayed.

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(e) Recoveries. Any recoveries resulting from any Infringement Action (including by settlement or other final disposition) first will be applied to reimburse the Party controlling such Infringement Action for its reasonable expenses and legal fees incurred in the conduct of such proceedings, and any remaining recoveries will be allocated between the Parties pursuant to the JV Agreement.

6.3 Branding.

(a) Co-Branded Products. Upon the request of Licensor, Licensee shall brand any product or service of the JV Business that incorporates, is based on, or derived from, any Licensor Technology with a mutually agreed combination of a Licensor Corporate Mark and Licensee's designated Trademark for such product or service ("Co-Branded Product").

(b) License Grant. Subject to the terms and conditions of this Agreement and the JV Agreement, Licensor hereby grants to Licensee during the Term a non-exclusive, non-sublicensable, and non-transferable license, to use the Licensor Corporate Marks solely in connection with the manufacture, promotion, advertising, distribution, and sale of Co-Branded Products in the conduct of the JV Business in the JV Territory.

(c) Acknowledgment of Ownership; Goodwill. Licensee acknowledges that, as between the Parties: (i) Licensor exclusively owns the Licensor Corporate Marks; (ii) nothing in this Agreement will confer in Licensee any ownership interest or other proprietary right in any Licensor Corporate Mark; and (iii) all use by or on behalf of Licensee of the Licensor Corporate Marks under this Agreement, and all goodwill accruing therefrom, will inure solely to the benefit of Licensor.

(d) Quality Control. All uses of Licensor Corporate Marks by Licensee and any sublicensee in connection with Co-Branded Products, including in any related packaging, labeling, advertising, marketing, and promotional materials, shall comply with Licensor's standard usage guidelines and quality standards attached as Exhibit A and any mutually agreed specifications as to relative prominence of any Licensor Corporate Marks appearing in proximity to Licensee's designated Trademarks for such Co-Branded Products. Licensor has the right to inspect and review, at any reasonable time and on reasonable notice, the use of Licensor Corporate Marks by Licensee to ensure compliance with this Section 6.3(e) and as otherwise deemed necessary in Licensor's reasonable discretion to maintain the validity of the Licensor Corporate Marks and protect the goodwill associated therewith.

(e) No Other Uses of Licensor Trademarks. Except as expressly directed by Licensor under Section 6.3(a), Licensee will have no other right to use any Licensor Corporate Mark, or any Trademark confusingly similar thereto, or any other Trademark of Licensor or its Affiliates, in whole or in part. Without limiting the foregoing, Licensee shall not, without Licensor's prior written consent: (i) register or file any application to register, acquire, create, or otherwise obtain any Trademark or domain name or social media account name, handle or other identifier] that consists of, incorporates, is confusingly similar to, or is a variation, derivative, modification, or acronym of, any Licensor Corporate Mark in any jurisdiction or with any Governmental Authority, domain name registrar, or social media platform]; (ii) use any Licensor Corporate Mark as a composite mark with any Trademark of any Third Party; or (iii) use any Licensor Corporate Mark in connection with any products or services other than Co-Branded Products.

(f) Notification. Licensee shall promptly notify Licensor of any actual, suspected, or threatened infringement, dilution, or unfair competition by any Third Party involving any Licensor Corporate Mark of which Licensee becomes aware. Licensor has the sole right, but not any obligation, to bring any action or proceeding with respect to any such infringement, dilution, or unfair competition involving such Licensor Corporate Mark and to control the conduct of, and retain any monetary recovery resulting from, any such action or proceeding (including any settlement).

(g) In the event Hexion or its Affiliates acquire all or substantially all of the JV Business or Licensee, Hexion or its Affiliates shall have the right to continue using the Licensor Corporate Marks in connection with Co-Branded Products for a transition period of three (3) years following such transaction, subject to continued compliance with the quality control provisions set forth herein. With respect to products commercialized prior to such transaction, Hexion or its Affiliates may continue to use the Licensor Corporate Marks for so long as such products are sold.

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7. Confidentiality.

7.1 Confidentiality Obligations. Each Party acknowledges that it may receive or gain access to the other Party's Confidential Information in connection with this Agreement. Except as provided in Section 7.2 or otherwise agreed in writing by the Parties, each Party, as the receiving Party of the other Party's Confidential Information, shall, during the License Term and for five (5) years thereafter, provided that with respect to trade secrets, such obligations shall continue for so long as such information remains a trade secret under applicable Law:

(a) use at least the same standard of care to protect and safeguard the confidentiality of the disclosing Party's Confidential Information (but not less than a commercially reasonable standard of care) as the receiving Party uses to protect its own Confidential Information (but no less than reasonable care); and

(b) not use or disclose, nor permit to be used or accessed, the disclosing Party's Confidential Information for any purpose other than to exercise the receiving Party's rights or perform its obligations under this Agreement.

7.2 Exceptions. Notwithstanding the foregoing obligations of confidentiality and restrictions on use, the receiving Party may disclose the disclosing Party's Confidential Information:

(a) to the receiving Party's employees, agents, or independent contractors who (i) have a need to know such Confidential Information to assist the receiving Party or act on its behalf in accordance with Section 7.1(b); and (ii) are bound by confidentiality and non-disclosure obligations at least as restrictive as those set forth in Section 7.1; provided, however, that the receiving Party shall ensure compliance with, and be liable for any breach of, Section 7.1 by any such employees, agents, or independent contractors; and

(b) to the extent necessary to comply with a court order or other applicable Law, including regulations promulgated by security exchanges, provided that the receiving Party shall, if legally permissible, provide prompt notice of such required disclosure to the disclosing Party and cooperate with the disclosing Party's efforts to obtain a protective order, confidential treatment, or other limitation on such required disclosure; and

(c) to actual or prospective commercial partners (and to their respective advisors, agents, and representatives) to the extent strictly necessary for evaluating or carrying out a transaction with such Persons, in each case under written obligations of confidentiality and non-disclosure at least as restrictive as those set forth in Section 7.1.

7.3 Nothing in this Section 7 shall be deemed or construed to limit any corresponding confidentiality provisions set forth in the JV Agreement.

8. Compliance with Laws. Licensee shall comply with all applicable Laws in the JV Territory in exercising its rights and performing its obligations under this Agreement. Without limiting the foregoing, Licensee shall comply with: (a) the patent marking provisions of 35 U.S.C. § 287(a) and the patent marking laws of all applicable countries in the JV Territory; (b) any requirements for recording all or part of this Agreement with a national or supranational governmental authority to the extent necessary for either Party to fully enjoy the rights, privileges, and benefits of this Agreement; and (c) all applicable Laws concerning the export of any product of the JV Business and any associated technical data, materials, or information, including any requirements for obtaining an export license or other governmental approval.

9. Representations and Warranties.

9.1 Mutual Representations. Each Party represents and warrants to the other Party that, as of the Effective Date: (a) it is duly organized, validly existing, and in good standing under the laws of the state or jurisdiction of its organization; (b) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party; and (d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

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9.2 Licensor Representations. Licensor represents and warrants that:

(a) Licensor owns or has valid and enforceable rights to use all Licensor Technology;

(b) Licensor has the right to grant the licenses or sublicenses granted to Licensee hereunder;

(c) Licensor represents and warrants that it has secured, and shall maintain throughout the License Term, all necessary rights from any Affiliates to grant the licenses set forth herein without further consent, and that such rights are valid, binding, and enforceable.

(d) Licensor shall cause its Affiliates to comply with the terms of this Agreement applicable to the Licensor Technology and shall be responsible for any breach by its Affiliates. Each Affiliate of Licensor that owns or Controls any Licensor Technology shall be deemed a Licensor hereunder for purposes of granting rights and complying with applicable obligations.

(e) Licensor has not granted, and is not under any obligation to grant, to any Third Party any licenses or other rights under the Licensor Technology that conflict with the rights granted to Licensee under this Agreement;

(f) the Patent Rights identified on Schedule 1 and the Know-How delivered under Section 3 are all the Patent Rights and Know-How Controlled by Licensor or its Affiliates that are necessary or useful for Licensee's conduct of the JV Business in the JV Field in the JV Territory;

(g) all registrations and applications for registration of the Licensor Technology are subsisting and in full force and effect, and none of the Licensor Technology has been abandoned or held invalid or unenforceable by any Governmental Authority/to the Knowledge of Licensor, all of the Licensor Technology is valid and enforceable;

(h) Licensor has complied in all material respects with all applicable Laws in connection with the prosecution of the Licensor Technology, including, with respect to any issued patents and pending patent applications, any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has timely paid all filing and renewal fees payable with respect thereto;]

(i) to Licensor's knowledge, there are no Intellectual Property Rights Controlled by any Third Party that would be infringed, misappropriated, or otherwise violated by the use or practice of the Licensor Technology or the Licensor Corporate Marks in the conduct of the JV Business in the JV Field in the JV Territory; and

(j) there is no settled, pending, or, to Licensor's knowledge, threatened Action alleging (i) that any Licensor Patent Right is invalid or unenforceable (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before the United States Patent and Trademark Office or any foreign patent office); or (ii) that the use or practice of any Licensor Technology does or would infringe, misappropriate, or otherwise violate any Patent Right or Know-How of any Third Party.

9.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9 OR IN THE JV AGREEMENT, LICENSOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE LICENSED INTELLECTUAL PROPERTY, INCLUDING THE SCOPE OF ANY LICENSOR PATENT RIGHTS OR THE ACCURACY, COMPLETENESS, OR USEFULNESS FOR ANY PURPOSE OF ANY LICENSOR KNOW-HOW OR OTHER INFORMATION OR MATERIALS MADE AVAILABLE BY LICENSOR UNDER THIS AGREEMENT. LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.

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10. Indemnification.

10.1 Licensee Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor's and its Affiliates' respective stockholders, officers, directors, employees, and agents (each, a “Licensor Indemnified Party”) against all Losses arising out of or resulting from any Action by any Third Party relating to personal injury or property damage suffered by such Third Party arising from products or services by or on behalf of Licensee or any of its sublicensees, including product liability claims, except to the extent indemnified by Licensor under 10.1.

10.2 Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, and each of Licensee's and its Affiliates' respective members, officers, directors, employees, and agents (each, a “Licensee Indemnified Party”) against all Losses arising out of or resulting from any Action by any Third Party relating to:

(a) infringement, misappropriation, or other violation of any Third Party's Intellectual Property Right arising from Licensee’s use or practice of the Licensor Technology or any Licensor Corporate Mark as permitted under this Agreement; or

(b) any breach by Licensor of any representation, warranty, covenant, or obligation under this Agreement;

(c) personal injury or property damage suffered by such Third Party arising from the Licensor Technology;

except in each case to the extent such Losses arise out of the gross negligence or willful misconduct of any Licensee Indemnified Party or are subject to an indemnification obligation by Licensee; and except in the case of Losses under Section 10.2(a) to the extent that such Losses are attributable to (i) any modification, enhancement, or improvement to any Licensor Technology made solely by or on behalf of Licensee or its sublicensees that (A) was not contemplated by the Parties or any approved development plan and (B) materially and adversely alter the fundamental functionality of the Licensor Technology, but only to the extent the Claim would not have arisen but for such modification; or (ii) the combination of any Licensor Technology with any materials not provided by Licensor but only if and to the extent the Claim would not have arisen but for such combination; or (iii) the use of any Licensor Technology other than as contemplated by this Agreement.

10.3 Indemnification Procedure. An Indemnified Party shall promptly notify the Party from whom it is seeking indemnification (“Indemnifying Party”) upon becoming aware of an Action with respect to which the Indemnifying Party is obligated to provide indemnification under this Section 10. The Indemnifying Party shall promptly assume control of the defense and investigation of the Action, with counsel of its own choosing, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, at the Indemnifying Party's sole cost and expense. The Indemnified Party may participate in the defense of such Action, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Action in any manner that adversely affects the rights of any Indemnified Party without the Indemnified Party's prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). The Indemnified Party's failure or delay in notifying the Indemnifying Party of an Action will not relieve the Indemnifying Party of its obligations under this Section 10, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result of such failure or delay.

10.4 Remediation. If any Licensor Technology becomes, or in Licensor’s reasonable opinion is likely to become, the subject of a claim of infringement, misappropriation, or other violation of any Third Party Intellectual Property Right, Licensor shall, at its sole cost and expense, promptly: procure for Licensee the right to continue using the affected Licensor Technology in accordance with this Agreement or if procurement of a license is not commercially reasonable, modify or replace the affected Licensor Technology so that it becomes non-infringing, while preserving substantially equivalent functionality, performance, and interoperability with the JV Business.

10.5 Limitation on Indemnification of Licensee Indemnified Parties. A Licensee Indemnified Party will only be entitled to indemnification pursuant to Section 10.2 with respect to a Loss directly incurred by Licensee to the extent that any indemnification of, or payments to, Licensee with respect to the matter giving rise to such Loss do not constitute full payment of all Losses suffered or incurred by such Licensee Indemnified Party with respect thereto.

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10.6 Limitation of Liability. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR SECTION 10.2 OR LIABILITY FOR BREACH OF CONFIDENTIALITY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11. License Term and Termination.

11.1 License Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance will remain in effect unless terminated as provided in the JV Agreement (“License Term”), provided that with respect to any Licensor Patent Rights, the license will only apply for the life of the applicable patent.

11.2 No Other Termination for Material Breach. The licenses granted hereunder may only be terminated upon the dissolution of the Licensee in accordance with the terms of the JV Agreement..

11.3 Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of expiration or termination. The rights and obligations of the Parties set forth in Section 1 (Definitions), Section 2 (License), Section 3.1 (Transfer), Section 4.1 (Ownership of Licensee Improvements and Licensee Developments), Section 7 (Confidentiality), Section 9 (Representations and Warranties), Section 10 (Indemnification), Section 11.4 (Effect of Expiration or Termination), Section 12 (Dispute Resolution), and Section 14 (Miscellaneous), and any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive expiration or termination of this Agreement, will survive any such expiration or termination.

12. Dispute Resolution. Any dispute arising out of or relating to this Agreement or its interpretation, breach, termination, or validity will be resolved in accordance with the dispute resolution process set forth in the JV Agreement, except that either Party may initiate an Action in a court of competent jurisdiction or applicable intellectual property office for, (a) equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance; and (b) any other relief that may be available from any court with respect to the inventorship, ownership, validity, enforceability, or patentability of any Intellectual Property Right.

13. Assignment.

13.1 Except as otherwise expressly provided in this Agreement or the JV Agreement (and subject to the provisions of the JV Agreement):

(a) Except as otherwise provided herein, Licensee may not assign, delegate, or otherwise transfer this Agreement or any of its rights or obligations under this Agreement to any Person without the prior written consent of Licensor in its sole and absolute discretion; and

(b) Licensor may assign, delegate, or otherwise transfer this Agreement or any of its rights or obligations under this Agreement in connection with the transfer or sale to a Third Party of all or substantially all of the business or assets of Licensor relating to this Agreement, whether by Change of Control, restructuring, or other transaction; provided that such Third Party expressly agrees in writing to assume all obligations of Licensor under this Agreement.

13.2 Any purported assignment or other transfer in violation of this Section 13 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

14. Miscellaneous.

14.1 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to its subject matter and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any other Transaction Agreement or the Schedules, the statements in the body of this Agreement will control.

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14.2 Public Announcements. Neither Party shall issue or cause the publication of any press release or public announcement concerning the subject matter of this Agreement without the prior written consent of the other Party (which may not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules of any applicable securities exchange or securities listing organization. Except as expressly provided herein, or required by applicable Law, neither Party may use in any manner the name or any Trademark of the other Party without such other Party's prior written consent.

14.3 Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement in writing and addressed to the applicable Party as set out below (or as the recipient otherwise specifies in accordance with this Section). Notices and other communications sent in accordance with this Section will be deemed to have been validly given and effective: (a) when delivered by hand (with confirmation of receipt); (b) when delivered if sent by a nationally recognized same-day or overnight courier (with all fees prepaid); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

Licensor:

CitroTech Inc.

Attn: Wesley J. Bolsen, Chief Executive Officer

6400 S. Fiddlers Green Cir, Suite 300

Greenwood Village, CO 80111

Email: wes.bolsen@citrotech.com

With copy to (which shall not constitute notice):

Attn: Anthony F. Newton, General Counsel

Email: tony.newton@citrotech.com

Licensee:

HexiTech LLC

180 E. Broad Street, 27th Floor

Columbus, OH 43215

Email: Michael.Lefenfeld@hexion.com

14.4 Interpretation. For purposes of this Agreement: (a) the words "include," "includes," and "including" will be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

14.5 Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would require or permit the application of the Laws of any other jurisdiction. Each Party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court or federal court of the United States of America sitting in Dover, Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Delaware state court or, to the extent permitted by law, in any such federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder in any Delaware state or federal court sitting in Dover, Delaware. Each Party irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any court.

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14.6 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement that, pursuant to this Agreement or applicable Law, may be brought in a court.

14.7 No Third-Party Beneficiaries. Except as otherwise expressly provided herein, including with respect to any Indemnified Party under Section 10, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

14.8 Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

14.9 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14.10 Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

14.11 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same agreement. Counterparts delivered by email in portable document format or other electronic transmission (including an electronic signature) will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.12 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

14.13 Counsel. The Parties each state that they have read this Agreement carefully, that they have consulted with legal counsel regarding the terms and provisions of this Agreement (or have had the opportunity to consult with legal counsel and chosen not to do so), and that they have relied solely upon their own judgment without the influence of anyone in entering into this Agreement

[signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

LICENSOR

CITROTECH INC.

By: /s/ Wesley J. Bolsen

Name: Wesley J. Bolsen

Title: Chief Executive Officer

LICENSEE

HEXITECH LLC

By: /s/ Michael Lefenfeld

Name: Michael Lefenfeld

Title: Chief Executive Officer

[SIGNATURE PAGE TO LICENSE AGREEMENT BETWEEN CITROTECH AND HEXITECH]